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                                                        EXHIBIT 12.1

                            HARRAH'S ENTERTAINMENT, INC.
                               COMPUTATIONS OF RATIOS
                        (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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                                                 FOR THE
                                               THREE MONTHS
                                                   ENDED                             YEAR ENDED DECEMBER 31,
                                                 MARCH 31,     -------------------------------------------------------------------
                                                   1998            1997(a)       1996(b)        1995(c)     1994(d)        1993
                                              --------------   -----------     ----------    ----------   ----------    ----------
RATIO OF EARNINGS TO FIXED CHARGES(e)
Income from continuing operations. . . . . .    $  24,903      $ 107,522      $  98,897       $ 78,810   $  49,984     $  74,867
Add:
  Provision for income taxes . . . . . . . .       15,921         68,746         67,316         60,677      75,391        59,394
  Interest expense . . . . . . . . . . . . .       19,326         79,071         69,968         73,890      76,363        73,080
  Interest included in rental expense. . . .        1,819          7,692          7,663          6,738       5,244         7,207
  Amortization of capitalized interest . . .          171            606            763            580         628           892
  (Income) or loss from equity
   investments . . . . . . . . . . . . . . .           63           (473)          (473)             -           -           (89)
  Adjustment to include 100% of
   nonconsolidated, majority-owned
   subsidiary(f) . . . . . . . . . . . . . .            -              -              -        (34,775)     (7,438)            -
                                                ---------     ----------      ---------      ---------   ---------    ----------
Earnings as defined. . . . . . . . . . . . .    $  62,203      $ 263,164      $ 244,134      $ 185,920   $ 200,172    $  215,351
                                                ---------     ----------      ---------      ---------   ---------    ----------
                                                ---------     ----------      ---------      ---------   ---------    ----------

Fixed charges:
  Interest expenses. . . . . . . . . . . . .    $  19,326      $  79,071      $  69,968      $  73,890   $  76,363     $  73,080
  Capitalized interest . . . . . . . . . . .           97          6,860         11,025          3,636       3,764         3,107
  Interest included in rental expense. . . .        1,819          7,692          7,663          6,738       5,244         7,207
  Adjustment to include 100% of
   nonconsolidated, majority-owned
   subsidiary(f) . . . . . . . . . . . . . .            -              -              -         56,652      17,069             -
                                                ---------     ----------      ---------      ---------   ---------    ----------

Total fixed charges. . . . . . . . . . . . .    $  21,242      $  93,623      $  88,656      $ 140,916   $ 102,440     $  83,394
                                                ---------     ----------      ---------      ---------   ---------    ----------
                                                ---------     ----------      ---------      ---------   ---------    ----------

  Ratio of earnings to fixed charges . . . .          2.9            2.8            2.8            1.3         2.0           2.6
                                                ---------     ----------      ---------      ---------   ---------    ----------
                                                ---------     ----------      ---------      ---------   ---------    ----------

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(a)  1997 includes $13.8 million in pretax charges for write-downs and reserves and a $37.4 million gain on the sale of equity in New Zealand subsidiary.
(b)  1996 includes $52.2 million in pretax charges for write-downs and reserves.
(c)  1995 includes $93.3 million in pretax charges for write-downs.
(d) 1994 includes a $53.4 million provision for settlement of all claims and related cost related to the Merger Agreement and Tax Sharing Agreement arising from the 1990 spin-off of HET and acquisition of the Holiday Inn business by Bass PLC.
(e) As discussed in Note 12 to the Consolidated Financial Statements in the 1997 Harrah's Entertainment, Inc. Annual Report, HET has guaranteed certain third party loans in connection with its casino development activities. The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: 1997, $7.8 million; 1996, $5.2 million; 1995, $6.8 million; 1994, $5.5 million; and 1993, $3.1 million.
(f)  Prior to November 1995, HET owned a majority interest in Harrah's
     Jazz Company. However, voting control was shared equally among three partners. As a result, Harrah's Jazz was not consolidated into HET's financial statements. As required by Item 503(d)(2), HET's ratio of earnings to fixed charges ratio computation for 1995 and 1994 has been adjusted to include Harrah's Jazz financial results as if this entity were consolidated.